Exhibit 99.1

Dear Valued Shareholder __________,

As you may be aware, ContextLogic Inc. (“ContextLogic” or the “Company”) recently filed our proxy statement for our upcoming Annual Meeting on July 10th, in which we are recommending a number of proposals for shareholder consideration.

The ContextLogic Inc. Board of Directors kindly urges all stockholders of record as of close of business on May 19, 2025, to protect the value of their investments, by voting "FOR" all the outlined proposals by the end of business on July 9, 2025. You can read more about this here.

We would also like to connect you with ContextLogic Inc.'s proxy solicitor, Mackenzie Partners. Together, we can provide any necessary information and assistance to ensure this is a smooth and hassle free voting process for you.

If you need your Control Number, we can help provide that to you. In addition, if you reply ALL to this message with approval, Bob Marese, our proxy solicitor, can register your vote for you.

Should you have any questions or clarifications, please let us know. Thanks so much!

All the best,

Investor Relations at ContextLogic Inc